Exhibit (q)(3)

Seyfarth Shaw LLP

975 F Street, N.W.

Washington, DC 20004

(202) 463-2400

fax (202) 828-5393

www.seyfarth.com

June 30, 2020

AdvisorShares Investments, LLC

4800 Montgomery Lane, Suite 150
Bethesda, Maryland, 20814

Re:	Opinions with Respect to the Execution of Derivatives and Purchase of Cannabis Company Securities

Ladies and Gentlemen:

AdvisorShares Investments, LLC (the “Advisor”) acts as investment advisor to the AdvisorShares Pure US Cannabis ETF (the “Fund”) and AdvisorShares Pure Cannabis ETF (the “Prior Fund” and together with the Fund, the “Funds”) and has retained Seyfarth Shaw LLP for purposes of rendering this opinion for the benefit of the Funds and for their respective shareholders. The Advisor has asked us whether the Funds’ investment in securities issued by Cannabis Companies (as defined below) and the Funds’ execution of a TRS (as defined below) referencing a TRS Company (also as defined below) would violate the laws of the United States and state laws and whether the Funds and their respective shareholders would incur liability arising out of any such violation. As the Advisor has previously received a legal opinion with respect to the investment of the Prior Fund directly in Cannabis Companies, the Advisor has not requested, and we have not rendered, an opinion with respect to that matter.

Based upon our analysis and for purposes of this letter, the applicable federal laws are the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), the Money Laundering Control Act, 18 U.S.C. § 1956, et seq. (the “MCA”) and the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq. (“1934 Act”)(as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203, H.R. 4173,124 Stat. 1376 (2010)(“Dodd-Frank”)(for purposes of this letter and collectively with the regulations promulgated thereunder, the “Applicable Federal Law”).

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

As described more fully below, our opinion is that the Fund and its shareholders will not violate the CSA and MCA for the Fund’s purchase of securities issued by companies which participate in the cannabis industry in full compliance with state law. We are also of the opinion that, assuming full compliance with state law by the TRS Company referenced in a cash-settled total return swap (“TRS”) (for the reasons stated on page 11 of this letter, we do not focus on state law and as we state in footnote 23, we are aware of no federal investigation of any such Cannabis Company or TRS Company): (i) the TRS Documentation (as defined below) should create legal, valid and binding obligations under New York law with respect to the Funds and their respective counterparties to a TRS; (ii) The TRS should not be rendered unenforceable due to a violation of the CSA; (iii) the Funds should not have ownership, pursuant to Rule 13d-3 promulgated under the 1934 Act, with respect to the TRS Company; and (iv) the Funds and their respective shareholders should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS violates the CSA or the 1934 Act and in the event that the federal government declares at some future time that the TRS violates the CSA, the Funds and each of their TRS counterparties can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement. These opinions are being provided for inclusion with the Funds’ respective Registration Statements filed on Form N-1A (the “Registration Statements” and each a “Registration Statement”). Our opinions are subject to the assumptions, qualifications and limitations set forth herein as of the date of this opinion letter.

Our opinions are expressed herein solely with respect to Applicable Federal Law and are based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinions expressed below are based upon Applicable Federal Law and rely upon the law, as amended and now in effect, and in all respects are subject to and may be limited by future legislation, regulations, guidance, formal and informal interpretations and/or case law. The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not a guarantee that a court or regulator will reach any particular result.

In connection with this opinion letter, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, agreements and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of officers of the Advisor and have not sought to independently verify such matters. For the purposes of this opinion letter, the Advisor supplied us with a list of companies in which the Funds may invest as of the date of this letter and we have not confirmed full compliance with applicable state law by such companies but assume such compliance for purposes of reaching conclusions and rendering the opinions in this letter. Our opinions also assume that the Funds will invest in securities and that the Funds will each execute a TRS in full compliance with the Funds' respective publicly disclosed investment guidelines.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

We have examined certain publicly available information regarding the companies in which the Advisor informs us the Funds intend to invest, or reference in a TRS, as of the date of this opinion letter. We have examined what has been made available to us with respect to the various business relationships/interests of the target investments to determine if their businesses violate Applicable Federal Law by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the Securities and Exchange Commission (“SEC”). The following opinions solely rely upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the target investments with respect to their compliance with the laws of any country or other jurisdiction except as noted above in this paragraph.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or regulations or reported decisions that may hereafter occur or be published. Unless otherwise stated, when we use the term “invest” (or derivations thereof, e.g., “investment”) in this letter, we mean the purchase of a security and the execution and settlement of a “security-based swap,” as such term is defined in Section 3(a)(68) of the 1934 Act.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

FACTUAL BACKGROUND FOR OPINION

Description of the AdvisorShares Pure US Cannabis ETF’s principal investment strategy

The Fund’s principal investment strategy as presently stated in the Fund’s Registration Statement or as otherwise represented to us by the Advisor is as follows:

•	The Fund seeks to invest 80% of its net assets in exchange traded equity securities of companies that derive at least 50% of their net revenue from the marijuana and/or hemp business (“Cannabis Companies”) and in total return swaps that have economic characteristics similar to such securities. Currently, the contemplated investments in Cannabis Companies are in the United States and will be purchased on regulated, major stock exchanges, such as the New York Stock Exchange and Nasdaq Stock Market. The Fund may also invest in securities of companies that, in the opinion of the Advisor, may have current or future revenues from cannabis-related business or that are registered with the United States Drug Enforcement Agency (“DEA”) specifically for the purpose of handling marijuana for lawful research and development of cannabis or cannabinoid-related products.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	The Cannabis Companies that the Fund seeks to invest in include those that are exchange traded and legally participate in activities supporting the cannabis industry, including, for example, agriculture, biotechnology, pharmaceuticals, real estate, retail, and finance. These Cannabis Companies may relate to the “cannabis” or “marijuana” (terms that are used interchangeably) side of the industry, or the “hemp” side of the industry.[1]

•	The Fund will concentrate at least 25% of its investments in the pharmaceuticals, biotechnology and life sciences industry group within the health care sector. The Fund will only invest in such Cannabis Companies with a presence in the U.S. if its activities are properly licensed and legal under applicable U.S. federal, state, and local laws.

•	While the Fund will primarily invest in exchange–listed securities of mid- and small-capitalization companies, the Advisor may also seek investment opportunities through initial public offerings.

The Advisor has further represented to us that the following principles that are reflected in the Fund’s Registration Statement’s Statement of Additional Information will be adhered to in selecting investments for the Fund:

•	The Fund will not invest in any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law.

•	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S. This is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where cannabis is legal.

1 Botanically, hemp and marijuana/cannabis come from the same species of plant, Cannabis sativa, but from different varieties or “cultivars” that have been bred for different uses. In fact, hemp and marijuana/cannabis are genetically distinct forms of the plant that differ by their use, chemical makeup, and differing cultivation practices. While “marijuana/cannabis” generally refers to the psychotropic drug that is high in delta-9-tetrahydrocannabinol (“THC”) content, growers cultivate low-THC hemp for use in the production of products, including foods and beverages, personal care products, nutritional supplements, fabrics, textiles, paper, construction materials, and other manufactured goods. Since December 2018, hemp is not specifically illegal under the CSA, though it remains subject to considerable regulation and may be illegal under state law in some states.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law but not under U.S. federal law.

•	Cannabis Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal, state, and local laws. Cannabis Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law.

•	Cannabis Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell hemp or products derived from hemp but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws.

•	If, after acquiring a Cannabis Company’s securities, the Advisor identifies or becomes aware that holding a particular Cannabis Company’s securities would violate Applicable Federal Law, the Fund will promptly sell that position.

Description of the AdvisorShares Pure Cannabis ETF’s principal investment strategy

The Prior Fund’s principal investment strategy as presently stated in the Prior Fund’s Registration Statement or as otherwise represented to us by the Advisor is as follows:

•	The Prior Fund seeks to invest 80% of its net assets in exchange traded equity securities of Cannabis Companies and in total return swaps that have economic characteristics similar to such securities. Currently, the contemplated investments in Cannabis Companies are primarily in Canada and the United States and will be purchased on regulated, major stock exchanges, such as the New York Stock Exchange, Nasdaq Stock Market, TSX Exchange, and TSX Venture Exchange).

•	The Cannabis Companies that the Prior Fund seeks to invest in include those that are exchange traded and legally participate in activities supporting the cannabis industry, including, for example, agriculture, biotechnology, pharmaceuticals, real estate, retail, and finance. These Cannabis Companies may relate to the “cannabis” or “marijuana” side of the industry, or the “hemp” side of the industry.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	The Prior Fund will concentrate at least 25% of its investments in the pharmaceuticals, biotechnology and life sciences industry group within the health care sector. The Fund will only invest in such Cannabis Companies with a presence in the U.S. if its activities are properly licensed and legal under applicable U.S. federal, state, and local laws.

•	While the Prior Fund will primarily invest in exchange–listed securities of mid- and small-capitalization companies, the Advisor may also seek investment opportunities through initial public offerings.

The Advisor has further represented to us that the following principles that are reflected in the Prior Fund’s Registration Statement’s Statement of Additional Information will be adhered to in selecting investments for the Prior Fund:

•	The Prior Fund will not invest in any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law.

•	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S. This is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where cannabis is legal.

•	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law but not under U.S. federal law.

•	Cannabis Companies do not include those companies whose securities trade on the Canadian Securities Exchange (“CSE”).

•	Cannabis Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal, state, and local laws. Cannabis Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	Cannabis Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell hemp or products derive from hemp but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws.

•	If, after acquiring a Cannabis Company’s securities, the Advisor identifies or becomes aware that holding a particular Cannabis Company’s securities would violate Applicable Federal Law, the Prior Fund will promptly sell that position.

Detailed information on exchange traded securities utilized by the Fund

The Fund will directly invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”) Nasdaq Stock Market (“Nasdaq”), TSX Exchange, (“TSX”) and TSX Venture Exchange (“TSX Venture”).

The NYSE and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

Further information on each of these exchanges is as follows:

NYSE

The NYSE is a worldwide market that lists roughly 70% of U.S. securities. The NYSE acquired the American Stock Exchange in 2008 (now known as NYSE American or NYSE MKT). The NYSE MKT is open to listing companies involved in the cannabis industry who are involved in biotech (22nd Century Group: XXII; AbbVie: ABBV); investment in the industry outside of United States (Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI; ETFMG Alternative Harvest: MJ); the agricultural sector (Level Brands, Inc.: LEVB; Scott’s Miracle Grow Co.: SMG); and the real estate sector (Innovative Industrial Properties, Inc.: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members’ compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company’s listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company’s activity, Nasdaq largely relies on the risk factors and other disclosures made in the company’s filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary. 2

TSX

The TSX is the 12th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)3 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

2 Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).

3 See Staff Notice 2017-0009 dated October 16, 2017 available at https://decisia.lexum.com/tsx/sn/en/item/454533/index.do.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Staff Notice states that as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.

TSX Venture

This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)4 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions are prohibited under the MCA.

4 See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/resource/en/1609.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:

(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

We next proceed with our legal analysis and the opinions which we render in this letter, first in Parts I, II and III, insofar as the Fund’s purchase of securities is concerned, and finally in Part IV, insofar as the Fund’s execution and settlement of a TRS is concerned.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

LEGAL ANALYSIS

Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under Applicable Federal Law in connection with the Fund’s proposed investment in the Cannabis Companies.5 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

Subject to the considerations set forth in the preceding paragraph, based on our review of the case law and other authorities, we note the following:

•	Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.[6]

•	We have reviewed examples of U.S. exchange listed companies that have invested or are investing in cannabis companies and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).[7] Indeed, in May 2020, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, increased its investment from 9.9% to 38.6% of the issued and outstanding common shares of Canopy Growth Corporation, a Canadian producer and exporter of cannabis listed on the NYSE.

5 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

6 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, California Realtor Sentenced to Prison for Filing a False Tax Return - Did Not Report Over $1 million In Income From Marijuana Distribution Business (Nov. 2, 2018), available at https://www.justice.gov/opa/pr/california-realtor-sentenced-prison-filing-false-tax-return; Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

7 This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	We have reviewed two open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in Cannabis Companies (as such term is defined herein). First, the ETFMG Alternative Harvest ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in “exchange-listed common stock (or corresponding American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”)) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including industrial hemp, or the legal production, marketing or distribution of cannabis, including industrial hemp and products for medical or nonmedical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”[8] Second, is the American Growth Fund Series Two, which has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved in the legal cannabis business.”[9]

•	In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in cannabis companies. The Vanguard Developed Markets Index Fund held, at the very least, each of the following cannabis companies as of April 31, 2020: Aphria, Inc., Aurora Cannabis Inc., and Canopy Growth Corp.[10]

•	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada or Australia, and (ii) whether investment in the Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis and the proposed investments contemplate the purchase of securities on secondary markets in Canada and Australia. We have not found case law or other guidance suggesting an extension of enforcement of the CSA in the manner outlined above as to any of the Cannabis Companies.

8 ETFMG Alternative Harvest ETF’s Summary Prospectus dated January 31, 2020, available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1467831/000165495420000997/gems_497k.htm.

9 American Growth Fund Series Two’s Summary Prospectus dated November 30, 2019 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513819000027/series2n1a.htm.

10 A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of April 30, 2020, is available at https://investor.vanguard.com/mutual-funds/profile/overview/VDVIX/portfolio-holdings.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

Our opinion focuses on Applicable Federal Law, and based on the current status of state laws regarding marijuana, it is our view that Applicable Federal Law is more stringent. Therefore, it is our opinion that, if the Fund complies with Applicable Federal Law, the Fund will meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana in the U.S.

I.	FEDERAL LAW

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the DEA, the law enforcement arm of the federal government primarily responsible for enforcing the CSA.11 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.12 In our legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”13 “This broad discretion .... is particularly ill-suited to judicial review.”14 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.15

11 See 21 U.S.C § 811.

12 Oyler v. Boles, 368 U.S. 448 (1962).

13 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

14 Wayte v. United States, 470 U.S. 598, 607 (1985).

15 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/jm-9-27000-principles-federal-prosecution#9-27.110.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:16

•	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

•	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

•	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

•	The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

•	The existence, effectiveness, and enforcement of the business organization’s pre-existing compliance program;

•	The business organization’s timely and voluntary disclosure of wrongdoing;

•	The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

•	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

•	The adequacy of remedies such as civil or regulatory enforcement actions; and

•	The adequacy of the prosecution of individuals responsible for the business organization’s malfeasance.

B.	DOJ Position on Enforcement of Federal Marijuana Laws

During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

16 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/jm-9-28000-principles-federal-prosecution-business-organizations.

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Most notably, in 2013, Deputy Attorney General Cole released a memorandum17 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

•	Preventing the distribution of marijuana to minors;

•	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;

•	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

•	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

•	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

•	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

•	Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state law by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law, but only reflected a policy subject to change at any time.

17 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

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In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”18 The Sessions Memo reinforces the prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under Applicable Federal Law for financial transactions.19

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have focused on growers and producers within the states, rather than investors.20

Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on NASDAQ. Similarly, we have not identified any public reports concerning any DOJ action with respect to the increase by Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, of its investment in Canopy Growth Corporation, a Canadian producer and exporter of cannabis listed on the NYSE21 from 9.9% to 38.6% of the issued and outstanding common shares of Canopy Growth Corporation.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.22

18 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

19 On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo still remains in effect, its status may change, along with enforcement priorities, under confirmed Attorney General William Barr. However, during a Senate Appropriations subcommittee hearing on April 10, 2019, Attorney General Barr testified as follows: “I am accepting the Cole Memorandum for now, but I have generally left it up to the U.S. Attorneys in each state to determine what the best approach is in that state[.]” See https://www.forbes.com/sites/sarabrittanysomerset/2019/04/15/attorney-general-barr-favors-a-more-lenient-approach-to-cannabis-legalization/#12e12261c4c8. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

20 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

21 Constellation Brands increases stake in Canopy Growth, (May. 2020), available at https://www.beveragedaily.com/Article/2020/05/05/Constellation-Brands-increases-stake-in-Canopy-Growth-Corp.

22 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf;

see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/introduction-investing/general-resources/news-alerts/alerts-bulletins/investor-alerts/investor-12 (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

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Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Cannabis Companies being considered for investment are engaged in any cannabis touching business in the U.S. except to the extent that they are registered with the DEA specifically for the purpose of handling marijuana for lawful research and development of cannabis or cannabinoid-related products. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Cannabis Companies for a violation of the CSA and/or MCA.23 This opinion is only based upon and limited to that publicly available information available from the SEC.

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe the Fund would not violate the CSA or be subject to DOJ marijuana enforcement.

II.	THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”24 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.25 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.26

23 Our review yielded, as of the date hereof, no publicly-available indicator of a current DOJ or DEA investigation involving the TRS Companies (as such term is defined in Part IV of this letter) or indeed any of the Cannabis Companies whose stock may be purchased by the Fund.

24 21 U.S.C. § 841(a)(1).

25 21 U.S.C. § 802(15).

26 21 U.S.C. § 846.

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Based purely on the plain language of the Fund’s Registration Statement (including the Statement of Additional Information) and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing or sale of cannabis in the U.S. According to the Fund’s Registration Statement, the Fund is also not preparing or otherwise seeking to distribute the marijuana itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state laws.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the U.S.

III.	COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides that (i) “[w]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity… with the intent to promote the carrying on of specified unlawful activity…27” or (ii) “[w]hoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States…with the intent to promote the carrying on of specified unlawful activity…”28 is in violation of federal law.

Based on the foregoing, in our opinion the Fund’s investment activity should not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

IV.	TOTAL RETURN SWAPS

We have also been asked to opine with respect to the enforceability of a cash-settled total return swap referencing a Cannabis Company (as we defined herein, a “TRS Company”) operating in compliance with applicable state law that permits those operations (the “TRS”). In this context, we have considered the enforceability of the legal documentation governing the TRS under principles of contract law as well as the CSA and the 1934 Act (as amended by Dodd-Frank).

27 18 U.S.C. § 1956(a)(1)-(A)(i).

28 18 U.S.C. § 1956 (a)(2)-(A).

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The Funds’ TRS payments are received by the counterparty to the Funds under the TRS. The Funds’ TRS payments do not result in ownership of stock in a Cannabis Company by either of the Funds or their respective TRS counterparties. In addition, the Funds’ payments are not used for the purchase or cultivation of marijuana or related supplies and do not facilitate distribution or contribute to the growth of a Cannabis Company in any way. Instead, all TRS payments are directed by TRS documentation to be made to a party to the TRS as part of what we view as a lawful bargain: the Funds pay a TRS counterparty a fee (like a premium in an insurance contract) for the TRS and incur the risk that the share value of the Cannabis Company referenced in the TRS depreciates (because if such share value does depreciate, then the Funds are obligated under the TRS terms to pay a value representing that depreciation), in exchange for a cash payment by the TRS counterparty to the Funds representing the appreciation of the referenced Cannabis Company’s stock. The payments by the Funds in the case of the TRS do not result in the purchase of any Cannabis Company stock.

The TRS and the Controlled Substances Act

We are aware of no guidance, regulation, or formal or informal prohibition by the DOJ or any federal regulator (including derivatives regulators in the United States (e.g., the SEC and CFTC)) with respect to a derivative based on a Cannabis Company. We are also aware of no reported decision by a court or other tribunal as to whether a derivative referencing a Cannabis Company (whether operating with or outside of a state license, permission or mandate) is legal --or illegal.

The TRS is not a transaction or an activity which is expressly prohibited by the CSA (and we assume for purposes of this letter that the Cannabis Company referenced in the TRS is not undertaking criminal or other activities which would trigger federal action, such as funneling proceeds from the sale of marijuana to criminal enterprises, distributing contraband to gangs or cartels or other activities which are expressly prohibited by the CSA).29

29 See supra, footnote 20 and Parts I through III of this letter

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In the absence of on-point regulatory or other guidance, we have considered other commercial and contractual arrangements entered into by cannabis companies, such as insurance policies. The insurance contract has for decades been compared to a derivative and vice-versa.30 We are aware of state insurance commissioners approving the issuance of insurance policies undertaking risks relating to lawful state cannabis businesses. For instance, the California Cannabis Control Board submitted proposed regulations to the California Office of Administrative Law in December 2018 establishing minimum general liability coverage for distributors.31 Former California Insurance Commissioner Dave Jones lobbied California's admitted insurers to begin serving the cannabis industry32 and was ultimately successful in persuading admitted insurance carriers (i.e., carriers authorized to do business in California by the Secretary of State) to provide a cannabis insurance product,33 including Golden Bear Insurance Company,34 North River Insurance Company, United States Fire Insurance Company, White Pine Insurance Company,35 Continental Heritage Insurance Company36 and California Mutual Insurance Company.37

For the sake of completeness we note that a federal court in Hawaii38 held that an insured individual growing cannabis for personal use in compliance with state law could not recover under her homeowner’s policy because the federal public policy against cannabis trumps the express terms of an insurance policy; however, a federal court in Colorado refused to follow that court in Hawaii, and refused to absolve a property insurance carrier of its coverage obligation when the property insurance policy was written for a state-legal cannabis business because the policy was written specifically to provide coverage for the insured's state-legal marijuana business.39

30 See, e.g., Risk, Speculation, and OTC Derivatives at 2-3.

31 CAL. CODE REGS. tit. 16, §5308 (2019).

32 https://www.natlawreview.com/article/california-s-insurance-commissioner-encourages-admitted-carriers-to-insure-cannabis

33 https://www.horstcounsel.com/single-post/2017/10/02/Admitted-Carriers-Offer-Some-Benefits-Some-Dangers-for-Cannabis-Industry

34 http://www.insurance.ca.gov/0400-news/0100-press-releases/archives/release119-17.cfm; https://www.goldenbear.com/news/how-to-cover-the-cannabis-sector-from-a-broker-whos-deep-in-the-weeds/

35 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release088-18.cfm

36 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release055-18.cfm

37 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release046-18.cfm

38 Tracy v. USAA Cas. Ins. Co., No. 11-00487 LEK-KSC, 2012 WL 928186, at *13 (D.

Haw. Mar. 16, 2012).

39 Green Earth Wellness Ctr., LLC v. Atain Specialty Ins. Co., 163 F. Supp. 3d 821, 833-34 (D. Colo. 2016)(“Green Earth Wellness Center”).

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For purposes of evaluating the TRS in the context of the CSA, we considered the federal judiciary’s upholding of contracts40 including those evidencing payment obligations albeit in the insurance context. The upholding of contracts in the insurance context is helpful guidance for evaluating the enforceability of a TRS. As with the purchase of securities, for the reasons and based on the law which we cite, the Funds’ proposed execution of a TRS should not trigger action by the DOJ or federal prosecutors under the CSA and so for our conclusions concerning the TRS, we incorporate by reference the legal and factual analyses in the parts of this letter preceding this Part IV (regarding the Funds’ purchase of securities), as we reach the conclusion that under the CSA, the DOJ and federal prosecutors should not pursue any action with respect to the TRS.

Enforceability of TRS Documentation

In connection with this letter and its analysis and resulting TRS conclusions we have examined the following (collectively, the “Prior TRS Documentation”), each of which is governed by New York law pursuant to the election of the parties to the TRS Documentation:

▪	ISDA Master Agreement by and between Cowen Financial Products LLC (“Cowen”) and the Prior Fund dated as of April 9, 2019 (“ISDA Master Agreement”);

▪	Schedule to the ISDA Master Agreement by and between Cowen and the Prior Fund dated as of April 9, 2019 (“ISDA Schedule”);

40 We note that when we refer in this paragraph to “the federal judiciary,” we refer primarily to the federal district court in Green Earth Wellness Center, and federal courts’ decisions subsequent to Green Earth Wellness Center (see, e.g., Greenwood v. Green Leaf Lab LLC, 2017 U.S.Dist. LEXIS 125143 (2017); In re Way to Grow, Inc., 597 B.R. 111, 2018 Bankr. LEXIS 4142 (2018); see also In re Malul, 614 B.R. 699, 2020 Bankr. LEXIS , 68 Bankr. Ct. Dec. (LRP) 147)(2020)(“At oral argument, Malul attacked the relevance of Green Earth Wellness on two grounds. First, Malul argued Green Earth Wellness is inapplicable because it was evaluating the legality of state insurance laws, not necessarily federal drug laws. Second, Malul argued the insurance policy in Green Earth Wellness is a different situation to a declaratory judgment or breach of fiduciary duty claim, because there is an underlying equity interest at stake in the latter. The Court agrees [that] the facts of Green Earth Wellness are distinguishable in these respects, but it is not clear whether, or how, those factual differentiators mediate a different result. Rather, the operative decision point in Green Earth Wellness was Judge Krieger's careful distinction between ordering the insurer to pay for damages to specific items (i.e., marijuana plants) and merely ordering compliance with the contract, which could be accomplished without reference to the existence of any marijuana asset.”)). We also note that at least one federal court has declined to invalidate an insurance contract (where an insurer underwrites a cannabis company in compliance with state law) on the grounds that the contract contravenes public policy; the federal district court in Green Earth Wellness Center refused to invalidate the insurance contact at issue in that case on public policy grounds “in light of several additional years evidencing a continued erosion of any clear and consistent federal public policy in this area” and on that basis the federal district court “declines [insurer] Atain’s indirect invitation to declare the [insurance] Policy void on public policy grounds.” See Green Earth Wellness Center, 163 F.Supp.3d at 834-35. We finally note that as we write in footnote 20, it appears that federal prosecutors have focused on growers and producers within the states, rather than investors, see also Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

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▪	Credit Support Annex to the ISDA Schedule by and between Cowen and the Prior Fund dated as of April 9, 2019; and

▪	Master Swap Confirmation by and between Cowen and the Prior Fund dated as of April 9, 2019, together with sample Trade Activity Reports referenced therein.

The Fund has represented to us that it will enter into agreements with Cowen substantially similar in all material respects to the Prior TRS Documentation (the “New TRS Documentation” and collectively with the Prior TRS Documentation, the “TRS Documentation”).  In rendering legal opinions in Part IV of this letter, we make and rely on certain assumptions concerning the TRS Documentation, including that such representations are accurate and the following assumptions. We assume that each of the terms and conditions of the TRS Documentation, as presented to us, are presently and would remain in final form without material variation or modification. We further assume that each party referenced in the TRS Documentation has legal capacity, authority and has fulfilled all legal prerequisites with respect to the execution, delivery and full and timely performance of obligations set forth or contemplated by the TRS Documentation.

We assume for purposes of our analysis, conclusions and opinions that each party to the TRS Documentation: (i) represents and warrants to the other, with respect to each TRS evidenced by the TRS Documentation that each such party is not entering into the TRS to avoid, prevent or to circumvent or do anything that is contrary to any Applicable Federal Law including statutory law, regulations or case law relating to the vesting of beneficial ownership and those applicable to shareholder disclosure; (ii) does not intend to engage, and in fact does not in any way engage in any fraudulent, deceptive or manipulative act or practice; (iii) fully and timely performs its respective obligations set forth in or contemplated by the TRS Documentation; and (iv) is in full compliance with the Exchange Act, as amended by Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act41 and the 1940 Act with respect to the legal issues which are outside of the scope of this letter (e.g., reporting obligations, diversification and custody rules) and each fully executes and delivers the TRS Documentation with respect to a single TRS evidenced by a single confirmation referencing a single TRS Company.

41 We recognize that the Funds under the 1934 Act may be obligated to report the TRS to a security-based swap data repository and comply with portfolio reconciliation or other obligations which are not directly related to the focus of this opinion letter, and so for purposes of this letter we assume that the Funds and their respective TRS counterparties are in compliance with those requirements. We also recognize that the Funds and/or their TRS counterparties may be obligated to comply with other law which (again) is not central to, referenced in and is therefore outside of the scope of this letter, including the Internal Revenue Code, Regulation T of the Federal Reserve Board, and the rules and regulations of other regulators (including, but not limited to the U.S. Commodity Futures Trading Commission, or the CFTC (insofar as some total return swaps and other swaps referencing broad-based security indices, for example, all of which is outside of the scope of this letter)), and there are also 1940 Act custody, diversification, leverage and other requirements with respect to which the Funds must comply. The Funds and their performance are governed primarily by the 1940 Act, with respect to which the SEC promulgates regulations effectuating the 1940 Act. Derivative practitioners in the 1940 Act space have awaited the re-proposal of Rule 18f-4, which we recognize as a Herculean regulatory task, and we accordingly give the SEC much credit for this proposed rule. Rule 18f-4, proposed under the 1940 Act, pertains to the use of derivatives (such as a total return swap) and other instruments which may accompany a derivative. As with other 1940 Act rules, Rule 18f-4, if implemented in final form, would obligate the Fund and other 1940 Act funds and investment vehicles to myriad additional regulatory requirements which again are outside of the scope of this letter. For the sake of clarity, we in this letter do not evaluate the application of proposed Rule 18f-4 to the Fund and TRS executed by it in part because Rule 18f-4 has not been promulgated in final form as of the date of this letter.

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We also note that in the event that the TRS is at some later date declared illegal under the CSA, the Funds’ (and indirectly their respective shareholders’) losses would be determined by “break provisions” that enable the parties to the TRS to close-out an existing TRS and to the extent possible, restore the parties economically to a position immediately before a federal department or other federal authority declared the TRS illegal under the CSA (or other law). Within the TRS Documentation is a provision that stipulates that a termination event will occur if it becomes unlawful under any applicable law for a party to make or to receive payments with respect to a transaction, or to perform any material provision of the ISDA Master Agreement (which governs the TRS and any other “Transaction” under the terms of the ISDA Master Agreement); this “Illegality” provision is anticipatory in nature and has (after currency crises in and around 1998) become integrated into the 2002 form of ISDA Master Agreement on which the TRS is based, so that this provision contemplates that a termination of the TRS would occur if, at some later date after (TRS) execution, it would be unlawful to make or receive a payment in the future.

Therefore, important to our legal analysis of the enforceability of the TRS Documentation (and the manner in which losses and gains are calculated on termination by the Funds or their counterparties) is this “Illegality” feature of the ISDA Master Agreement and Schedule contemplating a government decree making a payment of a derivative illegal, such as was the case on August 17, 1998, when the Russian government (in dealing with a widespread economic and currency crisis of its own)42 imposed a moratorium on payments called for in many OTC currency derivatives referencing the Ruble.

42 On August 17, 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its Ruble-denominated securities, the Russian Central Bank stopped its support of the Ruble and a temporary moratorium was imposed on certain hard currency payments. Russia imposed a 90-day moratorium on various hard currency transactions connected with the movement of capital. These actions resulted in an immediate and severe devaluation of the ruble and a sharp increase in the rate of inflation; a dramatic decline in the prices of Russian debt and equity securities; and an inability of Russian issuers to raise funds in the international capital markets and the OTC derivatives market was likewise affected. See Statement of the Government of the Russian Federation and the Central Bank of the Russian Federation (August 17, 1998), https://web.archive.org/web/20150131090423/http://www.cbr.ru/eng/press/JOINT.htm, accessed on June 30, 2020.

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We consider the August 17, 1998 Russian decree to be, in fact, something of a precedent for helping us evaluate potential monetary liability of the Funds and their shareholders in the event that at some point in the future the TRS is declared invalid under the CSA; in that circumstance, with the “Illegality” feature of the ISDA Master Agreement (published in 2002 and included in the TRS Documentation),43 the Funds and their TRS counterparties: (a) should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS violates the CSA or the 1934 Act; and (b) the TRS could be terminated on a no-fault basis with the Funds and their TRS counterparties using mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement (this may result in the Funds sustaining a monetary loss or gain on the TRS, but we believe there would in that instance not be resulting regulatory exposure for the termination in the absence of a federal prohibition on the TRS at the point of execution of that OTC derivative).44

In the absence of any government prohibition of the TRS structure and the TRS Companies referenced within it, the TRS Documentation should create legal, valid and binding obligations under New York law with respect to the Funds and their respective counterparties to a TRS.

Applicable Law and the SEC

Total return swaps in the U.S. have been regulated by a comprehensive federal statute and implementing rules for nearly a decade. Section 721(a) of Dodd-Frank (Dodd-Frank was signed into law on July 21, 2010 amending the 1934 Act with respect to security-based swaps such as the TRS), added Section 1a(47) to the Commodity Exchange Act (7 U.S.C. § 1a(47)) to bring total return swaps under the regulatory jurisdiction of the CFTC if those swaps reference a broadly-based index or a basket of companies (as opposed to, in this case, a single TRS Company consisting of a Cannabis Company in compliance with state law). Whereas the TRS Documentation is governed by state law (i.e., the laws of the State of New York), the TRS itself is an over-the-counter (“OTC”) derivative now subject to the 1934 Act, as amended by Dodd-Frank and Title VII within it;the TRS is a security-based swap.45

43 See Section 6(e) of the ISDA Master Agreement (as opposed to the earlier 1992 version of the ISDA Master Agreement).

44 Under the effective terms of the TRS Documentation, if the TRS, after it is executed but before the end of the term or maturity for the transaction if the U.S. government (or even a state) declares the TRS to be illegal, then, at the end of a waiting period, either the Funds or each TRS counterparty can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e)(ii)(3) of the ISDA Master Agreement.

45 “Title VII [of Dodd Frank] defines ‘security-based swap’ as a swap that is based on a narrow-based security index, a single security or a loan [or] the occurrence, nonoccurrence or the extent of the occurrence of an event relating to a single issuer of a security or the issuers of securities in a narrow-based security index. An option on a security is not a security-based swap unless the security is restricted under the 1934 Act.” Gordon F. Peery, The Post-Reform Guide to Derivatives and Futures (John Wiley & Sons)(2012) at 141.

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After the passage of Dodd-Frank on July 21, 2010, and implementing regulations under that act, a TRS based on a broad-based index of TRS Companies and a TRS referencing two or more TRS Companies likewise would be an OTC derivative (a “swap”) regulated by and subject to CFTC regulation. The SEC regulates most equity options as well as, for purposes of this letter, the TRS and swaps based on “single names,” or one TRS Company (and narrow-based securities indices). Dodd-Frank also added Section 3(a)(68) to the Exchange Act; accordingly, for a TRS based on the equity of a single TRS Company, the U.S. regulator is the SEC. For the reasons stated above and just as we believe that the DOJ and federal prosecutors should not pursue any action with respect to the TRS, we see no SEC guidance today that points to a conclusion that a TRS would be rendered invalid by the SEC under the CSA or the 1934 Act.

Extent of Ownership of a Cannabis Company

We summarized at the outset of this Part IV the cash-settlement, non-ownership aspects of the TRS. The Funds obtain nothing, and are obligated to do nothing, other than to make and to receive cash payments. In the absence of the right to vote, the absence of intent to prevent vesting or absence of intent to evade ownership obligations or ability or desire to dispose shares of the underlying cannabis security, we do not believe that the TRSs at issue here confer ownership interest in the underlying cannabis companies. Additionally, we do not believe that the Funds would have a reporting obligation from a purely cash-settled TRS (and we believe that the Funds are not attempting to avoid obligations of ownership).46 As the case law and regulatory guidance is not settled insofar as total return swaps generally, we reference the following authorities that lead us to the conclusions and opinions found at the conclusion of this Part IV:

•	Although a long position under an equity swap would generally not be treated as beneficial ownership of the underlying security under Rule 13d-3 under the Exchange Act, as the “long” party would not typically have the right to vote or dispose of the underlying shares, Schedule 13D (but not Schedule 13G) requires the disclosure by a reporting person of contracts involving the relevant shares.[47]

46 See CSX Corp. v. The Children’s Investment Fund Management, 562 F.Supp.2d 511 (S.D.N.Y 2008), aff’d, 292 F. App’x 133 (2d Cir. 2008) (Second Circuit Court of Appeals unable to reach agreement on whether party executing TRS is a beneficial owner), 654 F.3d 276 (2d Cir. 2011)(“This case comes to us raising issues concerning a contractual arrangement known as a ‘cash-settled total return equity swap agreement’ although our disposition at this stage of the appeal touches only tangentially on such issues”.)(deciding only issues pertaining to a “group” violation of Section 13(d)(3)(“CSX”)); see also 2 Edward F. Greene et al., U.S. Regulation of the International Securities and Derivatives Markets § 14.02[2][a] (9th Ed 2008); Arnold S. Jacobs, The Williams Act - Tender Offers and Stock Accumulations § 2.12 (2009); James P. Smith & Corinne Levy, ‘CSX’: Second Circuit Upholds Denial of Injunctive Relief, N.Y.L.J., Sept. 26, 2008, at 4. We view the legal and other authorities as helpful in our analysis and the facts in CSX to be distinguishable because whereas the total return swap in CSX resulted in an effort to elect candidates to the board of directors of CSX, the TRS now before us is cash-settled with no exercise of any right other than the right to receive a cash payment.

47 Greene et. al., supra footnote 49, § 1.02[2][a] n.26.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

•	[A] person who is a party to a cash-settled swap does not beneficially own the securities subject to the swap if he does not have the right to vote or to sell those securities either pursuant to the swap’s contractual terms or pursuant to another understanding or arrangement with the counterparty to the swap. Thus, a party to a cash-settled swap not possessing such voting or dispositive power has no Section 13(d) reporting duty, no matter how large a percent of the stock is the subject of the cash-settled swap.[48]

•	The Division [of Corporation Finance, SEC] believes that interpreting an investor’s beneficial ownership under Rule 13d-3 to include shares used in a counter-party’s hedge, absent unusual circumstances, would be novel and would create significant uncertainties for investors who have used equity swaps in accordance with accepted market practices understood to be based on reasonably well-settled law.[49]

The TRSs to be executed by the Funds are, as noted above, security-based swaps regulated by the SEC and as the TRSs are cash-settled with no TRS term calling for TRS Company ownership by the Funds, the Funds should not have ownership or reporting obligations under the 1934 Act. As we have also noted, the underlying securities on which the TRSs will be based are companies with business activities conducted within the bounds of applicable local and state law, but not necessarily the CSA.

48 Jacobs, supra footnote 49, § 12.12.

49 Letter from Brian V. Breheny, Deputy Director, Division of Corporation Finance, SEC, to Judge Lewis A. Kaplan, United States District Judge, Southern District of New York (June 4, 2008), available at http://www.givsondunn.com/publications/Documents/CSX-BrianBrehenyLtrtoJudgeKaplan.pdf).

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

TRS Opinions

Based on the relevant facts pertaining to the TRSs as described in this Part IV of our letter, and subject to the TRS-specific qualifications, exceptions and limitations discussed below and the scope of this letter, we conclude, having due regard for legal considerations set forth herein, that, for purposes of the 1934 Act (as amended by Dodd-Frank) and the CSA and with respect to only the TRS and assuming full compliance with state law by the Cannabis Company referenced in the TRS (for the reasons stated on page 11 of this letter, we do not focus on state law and as we state in footnotes 7 and 23, we are aware of no federal investigation of any such Cannabis Company):

•	The TRS Documentation (as defined below) should create legal, valid and binding obligations under New York law with respect to the Funds and their respective counterparties to a TRS;

•	The TRS should not be rendered unenforceable due to a violation of the CSA;

•	The Funds should not have ownership, pursuant to Rule 13d-3 promulgated under the 1934 Act, with respect to the Cannabis Company referenced in the TRS; and

•	The Funds and their respective shareholders should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS violates the CSA or the 1934 Act and in the event that the federal government declares at some future time that the TRS violates the CSA, the Funds and each of their TRS counterparties can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement.

The foregoing opinions are rendered at a “should” level of confidence, which involves a greater degree of certainty than a “more likely than not” opinion. However the foregoing opinions and this letter are not stated and rendered with unqualified guarantees with airtight certainty for two reasons: first, there is a complete void of on-point regulatory guidance by U.S. derivatives regulators (i.e., the CFTC and SEC) with respect to OTC and exchange-traded derivatives referencing Cannabis Companies (including those companies, including, we assume for purposes of this letter, the TRS Companies, operating in compliance with State law) and (a) such regulators are currently evaluating the legality and enforceability of derivatives with the same or similar structure and legal documentation as the TRS before us and the regulators are basing their review on specific facts and new, to-be-proposed regulation and guidance which are not known to us as of the date hereof; (b) the SEC is evaluating regulations concerning the execution and settlement of derivatives generally, and OTC derivatives in particular, by investment vehicles regulated by the SEC under the 1940 Act and the SEC is basing its review and promulgation of new regulations on specific facts and new, to-be-proposed regulation and guidance which are not known to us as of the date hereof; and (c) exchanges and clearinghouses evaluating the legality of derivatives referencing hemp and/or cannabis companies are currently awaiting U.S. regulatory guidance on the application of the CSA and facts, legal issues and processes which are not known to us as of the date of this letter. Secondly, we have not investigated (x) the TRS Companies to determine whether those companies are in compliance with all applicable law including state law; (y) the operational aspects of the Funds including but not limited to its performance of TRS Documentation obligations, responses to margin calls and/or other requests from the Fund’s counterparties in each TRS; (z) the compliance of the Funds with respect to 1940 Act diversification and other requirements which are or in the future may be applicable to the Funds.

Legal Opinion prepared for AdvisorShares Investments, LLC

June 30, 2020

Accordingly, there can be no assurance that the SEC or other state and federal regulators of the TRS (or any one or more aspects of the derivative), as well as the DOJ and other departments, agencies or regulators, would agree with our legal analysis, conclusions and opinions and would not successfully challenge this letter or would not prevail if any challenge were litigated or if a regulatory enforcement action would take place. In light of the unavoidable realities and facts, including those referenced in (a) through (c) and (x) through (z), and, although this opinion represents our considered legal judgment, this has no binding effect and, therefore, there can be no assurance that the SEC or other U.S. or state regulator, department or agency will not be able to successfully challenge the TRS on grounds of enforceability or any of the conclusions reached by us in this letter. We do not express any opinion with respect to the law of any jurisdiction outside of the United States, conflict of law principles or law, the rules of any derivatives exchange or clearinghouse, the internal policies of any party to a TRS or custodian or bank which may be involved in the performance of the TRS. The four opinions concerning the TRSs are delivered subject to this understanding and we are under no obligation to monitor the law or body of regulation to update this letter. Our opinion is subject to and is limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws including but not limited to state fraudulent transfer and conveyance laws, judicially developed doctrines in this area, general principles of equity including doctrines requiring consideration of the impracticability or impossibility or frustration of purpose relieving performance at the time of attempted enforcement as well as other rights, remedies and waivers contained in the TRS Documentation and any ancillary documents, schedules, instruments, side letters or other materials referenced therein.

Our opinions with respect to the TRS are limited to the facts, matters and law expressly set forth herein and no opinion may be inferred or implied beyond what is expressly stated in this letter. Our TRS-related opinions are for the benefit of the Funds and their respective shareholders and may not be relied upon by any other person or entity without the express written consent of Seyfarth Shaw LLP.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s and the Prior Fund’s respective Registration Statements on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Seyfarth Shaw LLP